Exhibit 99

   PROTECTIVE LIFE EARNINGS UP 16% IN 1999

BIRMINGHAM, Alabama (February 10, 2000) Protective Life Corporation (NYSE:PL) announced fourth quarter and year end results today. The Company’s 1999 diluted operating income was a record $2.34 per share, a 16% increase over the $2.02 per share last year. The Company’s diluted operating income in the fourth quarter was $.60 per share, a 13% increase over the $.53 per share reported in the fourth quarter last year.

Drayton Nabers, Jr., Chairman and Chief Executive Officer of the Company, stated: “1999 was a very good year for Protective Life Corporation. We were pleased to be able to grow both earnings and sales to record levels during the year. Our focus in recent years has been on developing our capacity to generate profitable growth from both internal sources and strategic acquisitions, and we are reaping the benefits of efforts and investments made in both areas. During the year, our total sales of individual life products increased 24%. Our annuity sales increased 25%. Our Dental Division made significant progress in our plan to re-engineer our prepaid dental business and, in the process, laid a solid foundation for future growth. We are optimistic about the future prospects for growth in our Financial Institutions Division, especially in light of our recent acquisition of the Lyndon Insurance Group. And our Stable Value Division completed the year in good shape with record sales in a difficult market environment. We look forward to continued growth in 2000.”

Diluted net income was $.62 per share in the 1999 fourth quarter compared to $.53 per share last year, and $2.29 per share for all of 1999 compared to $2.04 per share last year. Consolidated net income was $40.9 million in the 1999 fourth quarter compared to $34.7 million last year, and $151.3 million for all of 1999 compared to $130.8 million last year.

At December 31, 1999, the Company’s assets were approximately $13.0 billion. Share-owners’ equity per share was $15.68 excluding $2.27 per share of unrealized investment losses resulting from marking the Company’s securities to market value.

Operating return on average equity for the year ending December 31, 1999, was 16.3%.

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. Please refer to Exhibit 99 of the Company’s most recent Form 10-Q for more information about factors which could affect future results.

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